As filed with the Securities and Exchange Commission on September 27, 2007

Registration No. 333-81691

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FIRST DATA CORPORATION

(Exact Name of Registrant as specified in its Charter)

47-0731996
Delaware	(I.R.S. Employer
(State or other jurisdiction of incorporation or organization)	Identification No.)

6200 South Quebec Street

Greenwood Village, Colorado 80111

(303) 967-8000

 (Address, including zip code, and telephone number, including area code, of principal executive offices)

First Data Corporation Incentive Savings Plan

(Full title of the plan)

David R. Money

Executive Vice President, General Counsel

and Secretary

First Data Corporation

6200 South Quebec Street

Greenwood Village, Colorado 80111

(303) 967-8000

 (Name, address and telephone number, including area code, of agent for service)

TERMINATION OF REGISTRATION

This post-effective amendment (this “Amendment”), filed by First Data Corporation (the “Company”), deregisters all shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), that had been registered for issuance under the First Data Corporation Incentive Savings Plan on the Company’s Registration Statement on Form S-8 (File No. 333-81691) (the “Registration Statement”) that remain unsold upon the termination of the sales of shares covered by the Registration Statement.

On September 24, 2007, pursuant to the Agreement and Plan of Merger, dated as of April 1, 2007, among the Company, New Omaha Holdings L.P., a Delaware limited partnership (“Parent”), and Omaha Acquisition Corporation, a Delaware corporation (“Sub”), Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity and becoming an indirect, wholly-owned subsidiary of Parent.  As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on September 27, 2007.

FIRST DATA CORPORATION

By:	/s/ Stanley J. Andersen
Name:	Stanley J. Andersen
Title:	Assistant Secretary

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